Issuer Free Writing Prospectus dated June 19, 2008 to Preliminary Prospectus dated June 17, 2008 filed pursuant to Rule 433 of the Securities Act of 1933 Registration Nos. 333-151259 and 333-151259-01

AmericanWest Bancorporation

NASDAQ:AWBC

JUNE 2008

Issuer Free Writing Prospectus dated June 19, 2008 to Preliminary Prospectus dated June 17, 2008 filed pursuant to Rule 433 of the Securities Act of 1933 Registration Nos. 333-151259 and 333-151259-01

Important Offering Information

AmericanWest Bancorporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest you should read the preliminary prospectus dated June 17, 2008 in that registration statement, and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we or any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 635-6851.

In this presentation we may make certain forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. For more information about these risks and uncertainties, we refer you to the registration statement, and the prospectus included as a part thereof, related to this offering and to our public reports on file with the SEC.

Offering Overview

Security	Trust Preferred (Capital Securities)
Offering Price	$10.00 per unit
Expected Offering	$30MM ($4.5MM over-allotment)
Annual Dividend	11.00% area (fixed rate)
Proposed Listing	NASDAQ Global Select (symbol: AWBT)
Call Feature	5 year par call (October 2013)
Final Maturity	30 years (October 2038)
Use of Proceeds	Approximately $22MM contributed to bank subsidiary to support existing operations; Balance retained by holding company for debt service/general corporate purposes
Underwriters	Sandler O'Neill + Partners, LP Howe Barnes Hoefer & Arnett, Inc.

AmericanWest Bancorporation

Company Overview

- $2.1 billion single-bank holding company based in Spokane, Washington
- Traded on NASDAQ Global Select Market under symbol "AWBC"
  - Market Capitalization of $45 million as of June 16, 2008
- Operates 64 full-service financial centers offices throughout Eastern/Central Washington, Northern Idaho and Utah

Executive Management Team

Name	Title	Age	Joined AWBC	Years in Industry	Prior Industry Experience
Robert M. Daugherty	President & CEO	55	Sep '04	35	Humboldt Bancorp, Draper Bank & Trust, US Bank
Patrick J. Rusnak	EVP/COO/CFO	44	Sep '06	20	Western Sierra Bancorp, Humboldt Bancorp, United Community Banks, Inc.
Rick E. Shamberger	EVP/CCO	46	Oct '03	25	US Bank
B. Nicole Sherman	EVP/Retail Banking	38	Dec '04	16	Zions Bank
Robert M. Bowen	EVP/Utah Commercial Lending	54	May '06	30	US Bank
Robert A. Harris	EVP/Director of Commercial Lending WA/ID	45	May '05	21	US Bank
Jay B. Simmons	EVP/General Counsel	51	Apr '08	20	Zions Bancorporation, Trans Financial, Inc.

AmericanWest Bancorporation

Attractive Branch Footprint


Kettle Falls
Colville
Chewelah
Spokane
Sandpoint
Hayden
Liberty Lake
Spokane
Coeur d'Alene
Kellogg
Wallace
AmericanWest Bank
Davenport
Ephrata
Moses Lake
Latah
Oakesdale
Tekoa
Colfax
Palouse
St. Maries In-Store
St. Maries Main
Pullman
Moscow
Richland
WASHINGTON
Naches
Yakima Creekside
Yakima Downtown
Pasco
Clearwater
Edison
Waitsburg
Uniontown
Orofino
Lewiston
Sunnyside
Mabton
Prosser
Walla Walla
Eastgate
Dayton
IDAHO


Walker Center
South Jordan
Quarry Bend
Orem, North
Orem
Provo, North
Provo
Springville
Salem
Payson
Nephi
Fairview
Price
Mt. Pleasant
Ephraim, North
Ephraim
FAR WEST BANK
A Division of AmericanWest Bank, Spokane, WA
UTAH
Loa
St. George

Unique Inner Mountain Region Community Bank Franchise

Market opportunities

- On average, the AWBC markets have excellent long-term growth prospects that will provide a foundation for future growth and profitability

MSA	# of Branches	Population Growth % 2000 - 2007	Population Growth % 2007 - 2012
Provo-Orem, UT	8	29.90%	21.10%
Coeur d'Alene, ID	2	26.10%	20.30%
Kennewick-Pasco-Richland, WA	4	22.80%	16.40%
Moses Lake, WA	2	10.90%	7.40%
Salt Lake City, UT	3	10.80%	7.40%
Spokane, WA	10	8.60%	5.10%
Weighted Average MSA (13)	**49***	**15.10%**	**9.70%**
National Average		**8.90%**	**6.30%**

*49 of 64 financial centers are located in an MSA

Source: SNL Financial

Markets – Utah Expansion Rationale

- Niche opportunity for a larger, service focused community bank given current competitive composition in Utah banking market
- Projected population growth well above national averages
- Leverage executive leadership's in-market experience
- New financial center opened in Salt Lake City financial district in Q4 2007

Utah Deposits as of June 30, 2007*
Deposits in Millions

	Number of Banks	Total Deposits	Deposit Percentage	Average Deposits
National/Regional	8	36,505	82%	4,563
Community	42	7,889	18%	187
Weighted Average MSA (13)	**50**	**44,394**	**100%**	

*Excludes $137 billion of deposits held by Industrial chartered depository institutions which are likely not related to Utah customers.

Source: FDIC

Immediate Agenda

- **Stabilize loan portfolio in face of uncertain market conditions**
  - Continue weekly special assets executive review and quarterly third party loan review
  - "Up or Out" discipline; accept reasonable offers for notes/collateral
- **Retain core deposit relationships and accelerate new account growth**
- **Continue to nurture strong corporate culture and deep customer relationships**
  - Leverage recently implemented CRM system and retail branch network to increase fee income and product penetration
  - Continue to focus on delivering exceptional service quality
- **Continue positive momentum with banking regulators generated over the past four years**
- **Maintain capital levels at consolidated and subsidiary bank levels in excess of "well capitalized" levels commensurate with portfolio exposures**
  - Cash dividend suspended until consistent earnings are restored
  - Closely manage balance sheet growth in short term
  - Continued focus on operating efficiency

AmericanWest Bancorporation

Asset Quality Focus and Trends

- Conservative and proactive approach toward identification/valuation
- Recently strengthened special assets group dedicated to liquidation/resolution of problem credits
- Quarterly third party loan reviews/portfolio stress testing
- Collateral dependent impaired loans valued on discounted current appraisal or legitimate offers (if lower); specific impairments are charged-off
- Executive management meets with special assets staff weekly to review the status of all significant non-performing loans


3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2003Y
2004Y
2005Y
2006Y
2007Y
2008Q1
NPAs/ Assets (%)
NCOs/ Avg Loans (%)
Reserves/ Loans (%)

AmericanWest Bancorporation

Loan Portfolio Composition (March 31, 2008)


Total NPL ($46.8 Mil)
By Type
Res Mrtg 2%
Other 2%
C&I 9%
CRE 5%
Farmland 5%
1-4 Residential Construction 25%
Other Construction and Land Development 52%


Total Loans ($1.75 Bil)
Home Equity 4%
Other 4%
Ag 7%
CRE 24%
C&I 26%
Multi-fam 7%
Construction 13%
Land/Dev 15%


Total NPL ($46.8 Mil)
By Region
Other 16%
Salt Lake City, UT 25%
Boise, ID 11%
Spokane, WA 7%
St. George, UT 11%
Provo, UT 30%

The charts presented above were prepared based on the Company's internal management reporting classifications. In some cases, these classifications are different from those used for regulatory reporting purposes, including the financial information included in the preliminary prospectus. Management believes that the charts above present a more detailed view of the portfolio composition because of the greater number of internal classification categories.

AmericanWest Bancorporation

CRE Portfolio Composition (March 31, 2008)

CRE ($412.8 Mil)


Investor
52%
Owner Occupied
48%

Total CRE - Investor


Retail
31%
Industrial
9%
Hospitality
11%
Residential
15%
Office
34%

CRE - Owner Occupied


Retail
46%
Industrial
12%
Other
1%
Office
41%

The charts presented above were prepared based on the Company's internal management reporting classifications. In some cases, these classifications are different from those used for regulatory reporting purposes, including the financial information included in the preliminary prospectus. Management believes that the charts above present a more detailed view of the portfolio composition because of the greater number of internal classification categories.

Construction Portfolio Composition (March 31, 2008)


Construction Loans ($223.5 Mil) - By Type
Builder Spec 30%
Builder Custom 2%
Investor Commercial 25%
Owner Occupied Commercial 15%
Consumer Residential 16%
Multi-fam 12%
NPL = 15%
NPL = 21%
NPL = 37%
NPL = 1%
NPL = 2%
NPL = 1%

The charts presented above were prepared based on the Company's internal management reporting classifications. In some cases, these classifications are different from those used for regulatory reporting purposes, including the financial information included in the preliminary prospectus. Management believes that the charts above present a more detailed view of the portfolio composition because of the greater number of internal classification categories.

Land Portfolio Composition (March 31, 2008)

Land Loans ($265.2 Mil) - By Type


NPL = 6%
Residential Lots
2%
Commercial
Development
1%
Raw Land
20%
Residential
Development
77%
NPL = 2%

The charts presented above were prepared based on the Company's internal management reporting classifications. In some cases, these classifications are different from those used for regulatory reporting purposes, including the financial information included in the preliminary prospectus. Management believes that the charts above present a more detailed view of the portfolio composition because of the greater number of internal classification categories.

Deposit Composition (March 31, 2008)


Deposits ($1.58 Bil)
Brokered CD 8%
DDA 21%
CD ≥ $100M 11%
NOW 9%
CD < $100M 15%
MMDA/Savings 36%

- A strong base of deposit relationships
  - 2.36% cost of deposits (Q1 2008)

AmericanWest Bancorporation

True "Core" Deposit Base

Type	# Accounts	Average Age (Years)	Average Balance ($000)
DDA	52,816	6.7	6,291
MMDA	6,332	5.3	71,482
Savings/NOW	46,305	7.1	5,139
Total	**105,453**	**6.8**	**9,700**
Utah Total	**33,712**	**7.8**	**7,559**

AmericanWest Bancorporation

Strategic Initiatives

- Cash management and deposit services
  - 14 new cash management clients and 28 new remote deposit capture installations in Q1 2008
  - New Director of Cash Management services hired in October 2007; over 20 years experience with US Bank
- Mortgage Lending
  - Q1 2008 mortgage revenue up 150%
  - 12 new lenders hired in Q1
  - Consumer construction product fully underwritten; no delinquent loans at 3/31/08
- Government guaranteed lending
  - Q1 2008 production equaled 40% of full-year 2007
  - New business unit manager hired in April 2008
  - Bank-wide referral incentive program

AmericanWest Bancorporation

Pro Forma Capital

	March 31, 2008	
	Actual	**As Adjusted**
Regulatory capital ratios(1):		
Leverage	8.65%	**10.00%**
Tier I risk-based capital	8.81%	**10.30%**
Total risk-based capital	10.06%	**11.55%**
Regulatory capital ratios under revised rules (1) (2):		
Leverage	8.65%	**8.75%**
Tier I risk-based capital	8.81%	**9.01%**
Total risk-based capital	10.06%	**11.55%**

(1) Assumes the issuance of $30.0 million of capital securities and that the underwriters do not exercise over-allotment option.

(2) The regulations for the amount of trust preferred securities includable in Tier I capital, will change effective March 2009.

- A $30.0 million capital injection will bolster our Tier 2 capital levels and meaningfully improve our Total Risk Based Capital Ratio

Investment Thesis

- Core community bank franchise operating in markets with attractive long-term growth prospects
  - Smaller number of "steady-state" markets generate important stable core deposit base
- Conservative approach to identification and resolution of problem credits
  - All impaired loan reserves recognized as charge-offs
- Experienced and cohesive management team
- Recent success with non-interest income initiatives
- Meaningful expense reductions recently implemented
  - Opportunity for further rationalization of expense structure
- Asset sensitive balance sheet should provide for earnings growth with any future Fed tightening
- Expansive product and delivery platforms